Exhibit 99.1

FOR IMMEDIATE RELEASE

May 5, 2009

THE WALT DISNEY COMPANY REPORTS SECOND QUARTER EARNINGS

BURBANK, Calif. – The Walt Disney Company today reported earnings for its second fiscal quarter and six months ended March 28, 2009. Diluted earnings per share (EPS) for the second quarter were $0.33 including restructuring and impairment charges which had a $0.10 per share impact on EPS. Excluding these items, EPS decreased 26% to $0.43 from $0.58 in the prior-year quarter.

For the six month period, diluted EPS was $0.78. In addition to the restructuring and impairment charges, EPS for the six month period included a gain on the sale of our investment in two pay television services in Latin America. Collectively, these items adversely affected EPS by $0.07 per share for the six months. Excluding these items, EPS decreased 30% to $0.85 from $1.21 in the prior-year six months.

“We had a difficult second quarter due to the weak economy and other factors,” said Robert A. Iger, president and CEO, The Walt Disney Company. “At the same time, we remain focused on our core business strategy and believe our creativity, brands and businesses will serve us well as the economy recovers.”

The following table summarizes the second quarter and six-month results for fiscal 2009 and 2008 (in millions, except per share amounts):

	Quarter Ended			Six Months Ended
	March 28, 2009	March 29, 2008	Change	March 28, 2009	March 29, 2008	Change
Revenues	$8,087	$8,710	(7)%	$17,686	$19,162	(8)%
Segment operating income (1)	$1,526	$2,139	(29)%	$2,970	$4,387	(32)%
Net income	$613	$1,133	(46)%	$1,458	$2,383	(39)%
Diluted EPS (2)	$0.33	$0.58	(43)%	$0.78	$1.21	(36)%
Cash provided by operations	$1,805	$2,603	(31)%	$2,067	$3,265	(37)%
Free cash flow (1)	$1,347	$2,256	(40)%	$1,318	$2,669	(51)%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures below.
(2)

EPS for the current quarter includes restructuring and impairment charges which had a $0.10 per share impact on EPS. Excluding these items, EPS for the quarter was $0.43, down 26% from the prior-year quarter. EPS for the six months also included a gain on the sale of our investment in two pay television services in Latin America which is reported in “Other Income” in the consolidated statements of income. This gain and the restructuring and impairment charges collectively had a negative $0.07 per share impact on EPS for the six months. Excluding these items, EPS for the six months was $0.85, down 30% from the prior-year period.

SEGMENT RESULTS

The following table summarizes the second quarter and six-month segment operating results for fiscal 2009 and 2008 (in millions):

	Quarter Ended			Six Months Ended
	March 28, 2009	March 29, 2008	Change	March 28, 2009	March 29, 2008	Change
Revenues (1):
Media Networks	$3,620	$3,550	2%	$7,523	$7,659	(2)%
Parks and Resorts	2,407	2,725	(12)%	5,072	5,497	(8)%
Studio Entertainment	1,435	1,822	(21)%	3,380	4,463	(24)%
Consumer Products	496	457	9%	1,269	1,111	14%
Interactive Media	129	156	(17)%	442	432	2%

	$8,087	$8,710	(7)%	$17,686	$19,162	(8)%

Segment operating income (1):
Media Networks	$1,306	$1,356	(4)%	$1,961	$2,285	(14)%
Parks and Resorts	171	339	(50)%	553	844	(34)%
Studio Entertainment	13	377	(97)%	200	891	(78)%
Consumer Products	97	127	(24)%	362	414	(13)%
Interactive Media	(61)	(60)	(2)%	(106)	(47)	nm

	$1,526	$2,139	(29)%	$2,970	$4,387	(32)%

(1)

Beginning with the first quarter fiscal 2009 financial statements, the Company began reporting its Disney Interactive Media Group along with certain new business initiatives as “Interactive Media” for segment reporting purposes. Prior period amounts have been reclassified to conform to the new presentation.

Media Networks

Media Networks revenues for the quarter increased 2% to $3.6 billion and segment operating income decreased 4% to $1.3 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Six Months Ended
	March 28, 2009	March 29, 2008	Change	March 28, 2009	March 29, 2008	Change
Revenues:
Cable Networks	$2,204	$2,110	4%	$4,656	$4,522	3%
Broadcasting	1,416	1,440	(2)%	2,867	3,137	(9)%

	$3,620	$3,550	2%	$7,523	$7,659	(2)%

Segment operating income:
Cable Networks	$1,144	$1,094	5%	$1,661	$1,680	(1)%
Broadcasting	162	262	(38)%	300	605	(50)%

	$1,306	$1,356	(4)%	$1,961	$2,285	(14)%

Cable Networks

Operating income at Cable Networks increased 5% to $1.1 billion for the quarter due to growth at ESPN, ABC Family and the domestic Disney Channel. The growth at ESPN was driven by higher affiliate revenue primarily due to contractual rate increases partially offset by decreased advertising revenues and higher programming costs. The decrease in advertising revenues was due to a decrease in sold inventory, partially offset by higher rates. Operating income growth at ABC Family reflected higher advertising and affiliate revenue, both of which were driven by higher rates, along with higher sold advertising units, while growth at the domestic Disney Channel was driven by higher affiliate revenue due to higher rates.

Broadcasting

Operating income at Broadcasting decreased 38% to $162 million for the quarter primarily due to lower advertising sales at the owned television stations and higher programming costs at the ABC Television Network due to an increase in production expenses, partially offset by increased sales of ABC Studios productions in international markets, led by Ugly Betty, Desperate Housewives and Criminal Minds. Higher production expenses reflected more production activity during the current quarter compared to the prior-year quarter which was affected by the Writers’ Guild of America work stoppage.

Parks and Resorts

Parks and Resorts revenues for the quarter decreased 12% to $2.4 billion and segment operating income decreased 50% to $171 million. Lower operating income was due to decreases at the Walt Disney World Resort, Disney Vacation Club, Disneyland Resort and Disneyland Resort Paris. Operating income comparisons were unfavorably impacted by the shift of the Easter holiday from the second quarter in fiscal 2008 to the third quarter in fiscal 2009.

Domestic Operations

Lower operating income at the Walt Disney World Resort and Disneyland Resort was primarily due to decreased guest spending, partially offset by lower costs. Decreased guest spending at the Walt Disney World Resort was due to lower average daily hotel room rates, lower average ticket prices and decreased merchandise spending. At Disneyland Resort, decreased guest spending was primarily due to lower average ticket prices and decreased merchandise spending. Lower costs reflected savings from cost mitigation activities and lower cost of merchandise, food and beverages sold, partially offset by labor and other cost inflation. Lower operating income at Disney Vacation Club reflected unfavorable impacts associated with securitized ownership interests, higher per unit cost of sales, decreased sales of term extensions on certain existing properties and lower rentals of vacation club units.

International Operations

At Disneyland Resort Paris, lower operating income was primarily due to decreased guest spending and attendance. The decrease in guest spending reflected lower average ticket prices, lower average daily hotel room rates and decreased merchandise spending.

Studio Entertainment

Studio Entertainment revenues for the quarter decreased 21% to $1.4 billion and segment operating income decreased 97% to $13 million. The decrease in segment operating income was primarily due to decreases in domestic home entertainment and worldwide theatrical distribution.

The decrease in domestic home entertainment was driven by lower unit sales reflecting the performance of current quarter titles, which included High School Musical 3: Senior Year, Beverly Hills Chihuahua and Bolt, as compared to Enchanted, Game Plan and No Country for Old Men in the prior-year quarter.

The decrease in worldwide theatrical distribution reflected a lower performing slate of titles in the current quarter in both domestic and international markets and higher distribution expense for future quarter releases in domestic markets. Significant current quarter titles domestically included Bedtime Stories, Race to Witch Mountain and Confessions of a Shopaholic while the prior-year quarter included National Treasure 2: Book of Secrets, Hannah Montana/Miley Cyrus: Best of Both Worlds and Enchanted.

Significant current quarter titles internationally included Confessions of a Shopaholic, Bolt and Bedtime Stories compared to the strong performance of Enchanted and National Treasure 2: Book of Secrets in the prior-year quarter.

Consumer Products

Consumer Products revenues for the quarter increased 9% to $496 million, and segment operating income decreased 24% to $97 million. The revenue increase was due to the acquisition of the Disney Stores North America in the third quarter of fiscal 2008, partially offset by a decrease in earned royalty revenue at Merchandise Licensing.

Lower segment operating income was due to the acquisition of the Disney Stores North America and lower earned royalty revenue across multiple product categories at Merchandise Licensing. At the Disney Stores North America, the increase in revenues due to the acquisition was more than offset by the related operating costs and the absence of royalties from the former licensee.

Interactive Media

Interactive Media revenues for the quarter decreased 17% to $129 million and segment operating loss was essentially flat at $61 million as a decrease in revenues at Disney Interactive Studios was largely offset by increased revenues from our mobile phone service business in Japan, which was launched in the second quarter of fiscal 2008, lower marketing expenses at Disney Interactive Studios and Disney Online and lower administrative costs at Disney Online. The decline in revenues at Disney Interactive Studios was driven by lower sales of self-published video games reflecting the strong performance of Turok in the prior-year quarter.

OTHER FINANCIAL INFORMATION

Restructuring and Impairment Charges

The Company recorded $305 million of charges in the current quarter which included non-cash impairment charges of $203 million and restructuring costs of $102 million. The most significant of the impairment charges were $108 million related to radio FCC licenses and $46 million related to an investment in an Indian media company. The restructuring charges consisted of severance and other related costs as a result of various organizational and cost structure initiatives across our businesses, roughly half of which related to the Parks and Resorts segment.

Net Interest Expense

Net interest expense was as follows (in millions):

	Quarter Ended
	March 28, 2009	March 29, 2008
Interest expense	$(150)	$(186)
Interest and investment income	22	39

Net interest expense	$(128)	$(147)

The decrease in net interest expense for the quarter was primarily due to lower effective interest rates.

Income taxes

The effective income tax rate for the quarter decreased to 34.8% from 37.6% in the prior-year quarter primarily due to the favorable impacts of legislative changes and the resolution of certain prior-year income tax matters, partially offset by the impact of a non-deductible impairment charge that was recorded in the second quarter of the current year.

Cash Flow

Cash provided by operations and free cash flow were as follows (in millions):

	Six Months Ended
	March 28, 2009	March 29, 2008	Change
Cash provided by operations	$2,067	$3,265	$(1,198)
Investments in parks, resorts and other property	(749)	(596)	(153)

Free cash flow (1)	$1,318	$2,669	$(1,351)

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows below.

The decrease in free cash flow was driven by lower segment operating results, higher net investment in film and television productions and an increase in capital expenditures, partially offset by lower income tax payments and favorable working capital impacts. The increase in capital expenditures reflected a construction progress payment on the new cruise ships and new broadcast and film production facilities.

Capital Expenditures and Depreciation Expense

Investments in parks, resorts and other property by segment were as follows (in millions):

	Six Months Ended
	March 28, 2009	March 29, 2008
Media Networks
Cable Networks	$51	$48
Broadcasting	64	42

Total Media Networks	115	90

Parks and Resorts
Domestic	457	305
International	46	73

Total Parks and Resorts	503	378

Studio Entertainment	83	60
Consumer Products	13	15
Interactive Media	10	12
Corporate	25	41

Total investments in parks, resorts and other property	$749	$596

Depreciation expense is as follows (in millions):

	Six Months Ended
	March 28, 2009	March 29, 2008
Media Networks
Cable Networks	$56	$44
Broadcasting	44	43

Total Media Networks	100	87

Parks and Resorts
Domestic	406	400
International	156	167

Total Parks and Resorts	562	567

Studio Entertainment	24	18
Consumer Products	13	9
Interactive Media	13	8
Corporate	64	60

Total depreciation expense	$776	$749

Borrowings

Total borrowings and net borrowings are detailed below (in millions):

	March 28, 2009	Sept. 27, 2008	Change
Current portion of borrowings	$2,187	$3,529	$(1,342)
Long-term borrowings	12,541	11,110	1,431

Total borrowings	14,728	14,639	89
Less: cash and cash equivalents	(3,369)	(3,001)	(368)

Net borrowings (1)	$11,359	$11,638	$(279)

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

The total borrowings shown above include $3,123 million and $3,706 million attributable to Euro Disney and Hong Kong Disneyland as of March 28, 2009 and September 27, 2008, respectively. Cash and cash equivalents attributable to Euro Disney and Hong Kong Disneyland totaled $476 million and $693 million as of March 28, 2009 and September 27, 2008, respectively.

Non-GAAP Financial Measures

This earnings release presents earnings per share excluding certain items, net borrowings, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of earnings per share, borrowings, cash flow or net income as determined in accordance with GAAP. Earnings per share excluding certain items, net borrowings, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Earnings per share excluding certain items – The Company uses earnings per share excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, including significant restructuring and impairment charges and dispositions. The Company believes that information about earnings per share exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate separately the impact of restructuring and impairment charges and decisions regarding the sale of interests in businesses from the impact of the operations of the business. The following table reconciles reported earnings per share to earnings per share excluding certain items:

	Quarter Ended			Six Months Ended
	March 28, 2009	March 29, 2008	Change	March 28, 2009	March 29, 2008	Change
Diluted EPS as reported	$0.33	$0.58	(43)%	$0.78	$1.21	(36)%
Exclude:
Restructuring and impairment charges	0.11	—	nm	0.11	—	nm
Other income (1)	—	—	—	(0.04)	—	nm

Diluted EPS excluding certain items (2)	$0.43	$0.58	(26)%	$0.85	$1.21	(30)%

(1)	Other income consists of a gain on the sale of our investment in two pay television services in Latin America.
(2)	Diluted EPS excluding certain items may not equal the sum of the column due to rounding.

Net borrowings – The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended		Six Months Ended
	March 28, 2009	March 29, 2008	March 28, 2009	March 29, 2008
Segment operating income	$1,526	$2,139	$2,970	$4,387
Corporate and unallocated shared expenses	(92)	(97)	(172)	(189)
Restructuring and impairment charges	(305)	—	(305)	—
Other income	—	—	114	—
Net interest expense	(128)	(147)	(267)	(270)

Income before income taxes and minority interests	1,001	1,895	2,340	3,928
Income taxes	(348)	(712)	(836)	(1,471)
Minority interests	(40)	(50)	(46)	(74)

Net income	$613	$1,133	$1,458	$2,383

CONFERENCE CALL INFORMATION

In conjunction with this release, The Walt Disney Company will host a conference call today, May 5, 2009, at 4:30 PM EST/1:30 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through May 19, 2009 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.

Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 27, 2008 under Item 1A, “Risk Factors,” and subsequent reports.

The Walt Disney Company

CONSOLIDATED STATEMENTS OF INCOME

(unaudited; in millions, except per share data)

	Quarter Ended		Six Months Ended
	March 28, 2009	March 29, 2008	March 28, 2009	March 29, 2008
Revenues	$8,087	$8,710	$17,686	$19,162
Costs and expenses	(6,800)	(6,812)	(15,182)	(15,231)
Restructuring and impairment charges	(305)	—	(305)	—
Other income	—	—	114	—
Net interest expense	(128)	(147)	(267)	(270)
Equity in the income of investees	147	144	294	267

Income before income taxes and minority interests	1,001	1,895	2,340	3,928
Income taxes	(348)	(712)	(836)	(1,471)
Minority interests	(40)	(50)	(46)	(74)

Net income	$613	$1,133	$1,458	$2,383

Earnings per share:
Diluted	$0.33	$0.58	$0.78	$1.21

Basic	$0.33	$0.60	$0.79	$1.26

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,868	1,960	1,870	1,974

Basic	1,855	1,883	1,854	1,893

The Walt Disney Company

CONSOLIDATED BALANCE SHEETS

(unaudited; in millions, except per share data)

	March 28, 2009	September 27, 2008
ASSETS
Current assets
Cash and cash equivalents	$3,369	$3,001
Receivables	4,939	5,373
Inventories	1,233	1,124
Television costs	743	541
Deferred income taxes	1,024	1,024
Other current assets	669	603

Total current assets	11,977	11,666
Film and television costs	5,631	5,394
Investments	1,564	1,563
Parks, resorts and other property, at cost
Attractions, buildings and equipment	31,403	31,493
Accumulated depreciation	(16,608)	(16,310)

	14,795	15,183
Projects in progress	1,260	1,169
Land	1,155	1,180

	17,210	17,532
Intangible assets, net	2,284	2,428
Goodwill	22,368	22,151
Other assets	1,998	1,763

	$63,032	$62,497

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$5,213	$5,980
Current portion of borrowings	2,187	3,529
Unearned royalties and other advances	2,786	2,082

Total current liabilities	10,186	11,591
Borrowings	12,541	11,110
Deferred income taxes	2,360	2,350
Other long-term liabilities	3,646	3,779
Minority interests	1,027	1,344

Commitments and contingencies

Shareholders’ equity
Preferred stock, $.01 par value
Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value
Authorized – 3.6 billion shares, Issued – 2.6 billion shares	26,693	26,546
Retained earnings	29,191	28,413
Accumulated other comprehensive income (loss)	47	(81)

	55,931	54,878
Treasury stock, at cost, 780.3 million shares at March 28, 2009 and 777.1 million shares at September 27, 2008	(22,659)	(22,555)

	33,272	32,323

	$63,032	$62,497

The Walt Disney Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; in millions)

	Six Months Ended
	March 28, 2009	March 29, 2008
OPERATING ACTIVITIES
Net income	$1,458	$2,383
Depreciation and amortization	802	776
Gain on sale of equity investment	(114)	—
Deferred income taxes	(49)	60
Equity in the income of investees	(294)	(267)
Cash distributions received from equity investees	258	257
Minority interests	46	74
Net change in film and television costs	(537)	56
Equity-based compensation	225	201
Impairment charges	203	—
Other	2	114
Changes in operating assets and liabilities:
Receivables	454	(481)
Inventories	(74)	(128)
Other assets	(32)	(6)
Accounts payable and other accrued liabilities	(256)	397
Income taxes	(25)	(171)

Cash provided by operations	2,067	3,265

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(749)	(596)
Proceeds from sale of equity investment	185	—
Acquisitions	(487)	(163)
Other	(3)	(48)

Cash used in investing activities	(1,054)	(807)

FINANCING ACTIVITIES
Commercial paper repayments, net	(919)	(616)
Borrowings	1,739	881
Reduction of borrowings	(726)	(150)
Dividends	(648)	(664)
Repurchases of common stock	(104)	(1,967)
Exercise of stock options and other	13	248

Cash used in financing activities	(645)	(2,268)

Increase in cash and cash equivalents	368	190
Cash and cash equivalents, beginning of period	3,001	3,670

Cash and cash equivalents, end of period	$3,369	$3,860